Exhibit 99.1

PRESS RELEASE

The Parent Company Reports First Quarter Financial Results

Results Consistent with Prior Guidance Issued on May 6, 2008

DENVER, June 17 /PRNewswire-FirstCall/ — The Parent Company (Nasdaq: KIDS - News), a leading commerce, content and new media company for growing families, announced today its financial results for the first quarter ended May 3, 2008.

Net sales during the first quarter of fiscal 2008 increased 36.7% to $9,946,000, compared to net sales of $7,277,000 for the first quarter of fiscal 2007. Gross profit was 32.8% in the first quarter of 2008 compared to 29.4% in the prior year. Net loss for the first quarter of fiscal 2008 was $6,381,000, or $0.26 per diluted share, compared to a net loss of $6,678,000, or $1.61 per diluted share, for the first quarter of fiscal 2007.

Commenting on the first quarter of 2008, President and CEO Michael J. Wagner said,

“We saw a continued progression of month-to-month sales improvement throughout the quarter compared to the same time period last year. For our flagship brand, eToys.com, the average order value during the first quarter was up 20% over the first quarter of 2007 with higher gross profit margin.”

“As previously stated, our goal for the baby business is to fine-tune the marketing spend, and reach 75% of the previous sales volume with half of the online marketing costs. In the first quarter, we took important steps to reach this goal. We started the quarter at 40% of the 2007 sales volume and ended at 63% of the 2007 sales volume while reducing online marketing costs to 59% of the prior year.”

“We’re working on a series of major initiatives, including monetizing our eCommerce traffic through third-party advertising, continued product margin improvement, increasing our conversion rates and reducing our marketing spend to meet our objective of positive EBITDA in 2008.”

“I am confident about the initiatives we have in place to meet our goals this year. We have 5.9 million active customers across our sites, with 59 million unique visits to our websites in the last year. We’re focused on monetizing the traffic on both our eCommerce and eContent sites, including the development of our Toys.com URL into a central product search site that will allow customers to see toys from every online retailer in one place.”

Chief Executive Officer, Michael Wagner, and Chief Financial Officer, Barry Hollingsworth, will discuss the Company’s earnings and operations on June 17 at 10 AM Eastern Time.

The conference call will be broadcast via live webcast and may be accessed at http://investor.theparentcompany.com/. Following the completion of the webcast, a recorded replay will be available for 30 days at the same Internet address. Listeners may also access the call by dialing 1-877-548-7905. A replay of the call is available by dialing 1-888-203-1112, password 3766465.

About The Parent Company

The Parent Company (formerly BabyUniverse, Inc.) is a leading commerce, content and new media company for growing families. The Parent Company provides comprehensive eCommerce and eContent resources to help families plan, play and grow. The company’s toy business offers thousands of toys and children’s products through its eToys.com web site, catalogs and strategic retail partnerships; and personalized dolls and accessories through its My Twinn.com brand. Through its baby business, the company is a leading online retailer of brand-name baby, toddler and maternity products sold through the BabyUniverse.com and DreamtimeBaby.com web sites. The company’s luxury brands, PoshTots.com and PoshLiving.com, reach the country’s most affluent consumers with luxury baby apparel and furnishings. With its content sites, BabyTV.com, PoshCravings.com and ePregnancy.com, The Parent Company has established a recognized platform for the delivery of content and new media resources to a national audience of expectant parents. The Parent Company is a market-leading digital content and eCommerce company focused on parents.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

The Parent Company and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended
	May 3, 2008	May 5, 2007
Net sales	$9,946,342	$7,277,430
Cost of sales	6,682,396	5,140,577

Gross profit	3,263,946	2,136,853

Operating expenses:
Fulfillment	2,018,702	1,808,386
Selling and marketing	2,374,900	1,454,182
General and administrative	4,618,452	2,687,279

Total operating expenses	9,012,054	5,949,847

Operating loss	(5,748,108)	(3,812,994)

Other income (expense), net	608	(1,955)
Interest expense, net	(633,079)	(1,579,683)

Loss from continuing operations before income taxes	(6,380,579)	(5,394,632)

Income tax benefit	—	—
Loss from discontinued operations, net of tax	—	(1,283,065)

Net loss	$(6,380,579)	$(6,677,697)

Preferred stock dividends	—	(225,685)

Net loss attributable to common shareholders	$(6,380,579)	$(6,903,382)

Basic and diluted earnings per share
Loss from continuing operations attributable to common shareholders	$(0.26)	$(1.31)
Loss from discontinued operations	$—	$(0.30)

Net loss attributable to common shareholders	$(0.26)	$(1.61)

Shares used in computation of earnings per share
Basic and diluted	24,240,239	4,293,373

The Parent Company and Subsidiaries

Consolidated Balance Sheets

	May 3, 2008	February 2, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$144,620	$206,589
Accounts receivable, net	1,464,971	2,162,992
Inventory	18,669,309	17,785,846
Prepaid expenses and other current assets	3,011,334	2,109,435

Total current assets	23,290,234	22,264,862

Fixed assets, net	4,718,636	4,979,361
Goodwill	63,869,975	63,869,975
Intangible assets, net of amortization	5,342,909	5,446,909
Other assets, net	437,625	441,643

Total assets	$97,659,379	$97,002,750

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$7,034,109	$15,334,449
Accrued expenses and other current liabilities	1,819,745	2,164,844
Revolving line of credit	18,495,075	2,845,253
Capital leases – current	207,354	341,465
Deferred rent	105,015	61,458
Deferred revenue	314,779	440,633

Total current liabilities	27,976,077	21,188,102

Non-current liabilities:
Lease payable- long-term	14,628	14,959

Total liabilities	27,990,705	21,203,061

Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 24,241,689 and 24,239,665 shares issued and outstanding as of May 3, 2008 and February 2, 2008, respectively	24,242	24,240
Additional paid-in capital	144,280,975	144,031,413
Accumulated deficit	(74,636,543)	(68,255,964)

Total stockholders’ equity	69,668,674	75,799,689

Total liabilities and stockholders’ equity	$97,659,379	$97,002,750